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                                                                   Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the use in this Amendment No. 4 to Registration Statement on Form S-1 of Generac Portable Products, Inc. (File No. 333-79071) of our report dated February 22, 1999, except as to the EARNINGS PER SHARE section of Note 2, and Note 10, which are as of May 28, 1999, relating to the financial statements of Generac Portable Products, Inc., which appears in such Amendment No. 4 to Registration Statement. We also consent to the use in this Amendment No. 4 to Registration Statement of our report dated February 22, 1999 relating to the Financial Statement Schedule of Generac Portable Products, Inc. We also consent to the reference to us under the heading "Experts" in such Amendment No. 4 to Registration Statement.

PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
July 19, 1999